Exhibit 99.1

May 4, 2017

SRC Energy Reports First Quarter 2017 Financial and Operating Results; Announces an Increase in Borrowing Base

Denver, CO--(Marketwired - 5/4/2017) -- SRC Energy Inc. (NYSE MKT: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company focused on the Wattenberg Area of the Denver-Julesburg Basin, reports its first quarter financial and operating results for the period ended March 31, 2017 and announces an increase in its borrowing base.

First Quarter 2017 Highlights

•	Revenues were $45.1 million for the three months ended March 31, 2017

•	Net income was $19.9 million or $0.10 per diluted share for the three months ended March 31, 2017

•	Adjusted EBITDA was $32.5 million for the three months ended March 31, 2017 (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

First Quarter 2017 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding quarterly reporting periods:

	Three Months Ended
Net Volumes	3/31/2017	3/31/2017	3/31/2016	% Chg.
	3-Stream	2-Stream
Crude Oil (MBbls)	680	680	527	29%
Natural Gas Liquids (MBbls)	343	—	—
Natural Gas (MMcf)	3,446	4,431	3,121	42%
Sales Volumes: (MBOE)	1,597	1,418	1,047	35%
Average Daily Volumes
Daily Production (BOE/day)	17,743	15,760	11,510	37%
Product Price Received
Crude Oil ($/Bbl)	$42.87	$42.87	$23.89	79%
Natural Gas Liquids ($/Bbl)	$15.94	—	—
Natural Gas ($/Mcf)	$2.66	$3.30	$1.82	81%
Average Realized Price ($/BOE)	$27.42	$30.87	$17.45	77%
Per Unit Cost Information ($/BOE)
Lease Operating Expense	$2.33	$2.62	$4.10	(36)%
Production Tax	$0.92	$1.03	$1.75	(41)%
DD&A Expense	$8.28	$9.33	$11.55	(19)%
Total G&A Expense	$5.14	$5.78	$7.11	(19)%
G&A Expense Non-Cash	$1.68	$1.89	$2.41	(22)%
G&A Expense Cash	$3.46	$3.89	$4.70	(17)%
* estimated 2-stream data for the 1st quarter of 2017 is provided for comparison to prior periods

As noted in the Company's operations update dated April 19, 2017, SRC has begun reporting based on three product streams as of the first quarter of 2017 (please refer to that release for further details). All first quarter 2017 comparisons utilize SRC's estimated 2-stream production volumes.

Oil, natural gas and NGL revenues for the three months ended March 31, 2017 increased 140% compared to the three month period ended March 31, 2016. This was due to a 35% increase in sales volumes combined with a 77% improvement in average realized sales price per BOE.

During the three months ended March 31, 2017, SRC experienced decreased lease operating expense compared to the quarter ended March 31, 2016 primarily due to cost management efforts by the Company's operations group, the consolidation of SRC's operations into a more central geographic operating area, and a reduction of the total number of vertical wells through divestitures and plugging activities. Unit operating costs also benefited from significant increases in production from 25 horizontal wells turning to sales during the quarter in addition to the wells turned to sales after the first quarter of 2016.

Production taxes for the three months ended March 31, 2017 were favorably impacted by an adjustment of the Company's assumed ad valorem tax rate based on its most recent filing as well as areas of activity. G&A expenditures for the three months ended March 31, 2017 increased by 10% compared to the three-month period ended March 31, 2016; however, on a per BOE basis G&A expense for this period decreased by 19%.

The 2017 first quarter net income totaled $19.9 million or $0.10 per diluted share compared to a net loss of $51.4 million or $(0.42) per diluted share in the year ago quarter. The first quarter of 2016 was impacted by an impairment charge of $45.6 million. Adjusted EBITDA in the first quarter was $32.5 million as compared to $10.2 million in the year ago quarter.

Operational Highlights

First Quarter 2017 Operating Activity
	Number of Wells Drilled		Number of Wells Completed		Number of Wells Turned to Sales
	(Gross)	(Net)	(Gross)	(Net)	(Gross)	(Net)
Evans Pads			20	19	17	16
Wiedeman Pad			8	5	8	5
Williams Pad	2	2
Kawata Pad	4	2	4	2
Orr Pad	12	12
Orr State Pad	12	11
Goetzel Pad	1	1
Total wells	31	28	32	26	25	21

The Company’s production in the Greeley Crescent area continues to support an average 800,000 EUR type curve, based upon a 7,500’ (ML) lateral well bore and 3-stream reporting. The wells on the 14 well Fagerberg pad, all of which are ML laterals, have an average per well cumulative production of 91 MBOE through 180 days of production, while the four ML wells on our Bestway pad have been on production for nearly 18 months with average per well cumulative production of 300 MBOE, and continue to exceed the 800,000 EUR type curve.

Liquidity

The Company's revolving credit facility borrowing base has been increased to $225 million from $160 million, with a Company-elected commitment amount of $210 million. As of March 31, 2017, there was nothing drawn on the revolving credit facility.

Management Comment

Lynn A. Peterson, Chairman and CEO of SRC Energy commented, "SRC has been actively plugging and abandoning vertical well bores for the last several months as we develop our acreage through horizontal drilling and utilizing state of the art technology. Over the last 7 months we have plugged and abandoned 59 wells and returned acreage to property owners. We currently operate 169 producing vertical wells, the vast majority of which are scheduled for abandonment over the coming year. Total production associated with our vertical wells is less than 2% of our current total production. We will continue to work closely with local and state regulatory agencies to maintain a safe environment and comply with applicable regulations. At this time we are not aware of, and do not expect, any regulatory changes that would alter our development plans."

Conference Call

The Company will host a conference call on Friday, May 5, 2017 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, COOs Nick Spence and Mike Eberhard and Manager of IR John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

Dial-in (Toll-Free): (877) 407-9122
Dial-in (International): (201) 493-6747

Replay Information:

Conference ID #: 411931
Replay Dial-In (Toll Free):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  5/19/17

Webcast URL:  http://srcenergy.equisolvewebcast.com/q1-2017

About SRC Energy Inc.

SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas, and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding future plugging and abandonment activities and regulatory developments. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA as net income (loss) adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA, a non-GAAP financial measure, to net income (loss), its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended March 31,
	2017	2016
Adjusted EBITDA:
Net income (loss)	$19,880	$(51,401)
Depreciation, depletion, and accretion	13,229	12,092
Full cost ceiling impairment	—	45,621
Income tax expense	—	—
Stock-based compensation	2,675	2,519
Mark-to-market of commodity derivative contracts:
Total gain on commodity derivatives contracts	(3,379)	(1,680)
Cash settlements on commodity derivative contracts	81	3,059
Cash premiums paid for commodity derivative contracts	—	—
Interest income, net of interest expense	(11)	(8)
Adjusted EBITDA	$32,475	$10,202

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended March 31, 2017, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	March 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$33,197	$18,615
Other current assets	46,006	35,569
Total current assets	79,203	54,184

Oil and gas properties and other equipment	946,373	908,736
Goodwill	40,711	40,711
Other assets	20,296	20,482

Total assets	$1,086,583	$1,024,113

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	131,420	92,240

Revolving credit facility	—	—
Notes payable, net of issuance costs	75,809	75,614
Asset retirement obligations	13,955	13,775
Other liabilities	1,981	1,745
Total liabilities	223,165	183,374

Shareholders' equity:
Common stock and paid-in capital	1,152,100	1,149,199
Retained deficit	(288,682)	(308,460)
Total shareholders' equity	863,418	840,739

Total liabilities and shareholders' equity	$1,086,583	$1,024,113

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net Income (loss)	$19,880	$(51,401)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	13,229	12,092
Full cost ceiling impairment	—	45,621
Other, non-cash items	(623)	3,898
Changes in operating assets and liabilities	(3,128)	(2,088)
Net cash provided by operating activities	29,358	8,122

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(25,082)	(10,645)
Capital expenditures for drilling and completion activities	(55,464)	(22,581)
Other capital expenditures	(4,517)	(1,148)
Cash held in escrow	29	—
Proceeds from sales of oil and gas properties	70,689	—
Net cash used in investing activities	(14,345)	(34,374)

Cash flows from financing activities:
Equity financing activities	(431)	88,882
Debt financing activities	—	(78,192)
Net cash (used in) provided by financing activities	(431)	10,690

Net increase (decrease) in cash and equivalents	14,582	(15,562)
Cash and equivalents at beginning of period	18,615	66,499
Cash and equivalents at end of period	$33,197	$50,937

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
Oil, natural gas, and NGL revenues	$43,790	$18,273
Sales of purchased oil	1,268	—
Total revenues	45,058	18,273

Expenses:
Lease operating expenses	3,722	4,299
Production taxes	1,466	1,833
Costs of purchased oil	1,518	—
Depreciation, depletion, and accretion	13,229	12,092
Full cost ceiling impairment	—	45,621
Unused commitment charge	669	68
General and administrative	8,200	7,443
Total expenses	28,804	71,356

Operating income (loss)	16,254	(53,083)

Other income:
Commodity derivatives gain	3,379	1,680
Other income	247	2
Total other income	3,626	1,682

Income (Loss) before income taxes	19,880	(51,401)

Income tax expense	—	—
Net income (loss)	$19,880	$(51,401)

Net income (loss) per common share:
Basic	$0.10	$(0.42)
Diluted	$0.10	$(0.42)

Weighted-average shares outstanding:
Basic	200,707,891	121,392,736
Diluted	201,309,251	121,392,736

Released 5/4/2017